Exhibit 5.3

Delphi Corporation (the “Company”) Buildings A&B 5725 Delphi Drive Troy Michigan MI 48098 USA	CMS Cameron McKenna LLP Mitre House 160 Aldersgate Street London EC1A 4DD Tel +44(0)20 7367 3000 Fax +44(0)20 7367 2000 www.cms-cmck.com DX 135316 BARBICAN 2

Our Ref: MIMR/NZE 131752.00005	3 March 2014

Dear Sirs

Delphi Automotive LLP (the “English Guarantor”)

1.	Introduction

We have acted as legal advisers in England and Wales to the English Guarantor and have been asked to provide you with a legal opinion on English law matters in connection with the offer (the “Offer”) of US$700,000,000 of the Company’s 4.15% senior notes due 2024 (which will be guaranteed by, amongst others, the English Guarantor pursuant to the Supplemental Indenture) as contemplated by a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on 19 December 2012, as supplemented by a preliminary prospectus supplement dated 24 February 2014 and a final prospectus supplement dated 24 February 2014 (the “Registration Statement”).

2.	Terminology

In this opinion letter:

2.1
“Supplemental Indenture” means the New York law governed supplemental indenture dated as of 3 March 2014 between (1) the Company (as issuer), (2) Delphi Automotive PLC and the English Guarantor (as guarantors), (3) Wilmington Trust Company (as trustee), and (4) Deutsche Bank Trust Company Americas (as registrar, paying agent and authenticating agent), which is supplemental to a New York law governed indenture dated as of 14 February 2013 between (1) the Company (as issuer), (2) Delphi Automotive PLC, the English Guarantor and the other guarantors party thereto (as guarantors), (3) Wilmington Trust Company (as trustee), and (4) Deutsche Bank Trust Company Americas (as registrar, paying agent and authenticating agent).

80781823.2

CMS Cameron McKenna LLP is a limited liability partnership registered in England and Wales with registration number OC310335.  It is a body corporate which uses the word "partner" to refer to a member or an employee or consultant with equivalent standing and qualifications. A list of members and their professional qualifications is open to inspection at the registered office, Mitre House, 160 Aldersgate Street, London EC1A 4DD. Members are either solicitors or registered foreign lawyers.  Regulated by the Solicitors Regulation Authority.

CMS Cameron McKenna LLP is a member of the CMS alliance of independent European law firms.

CMS offices and associated offices: Amsterdam, Berlin, Brussels, London, Madrid, Paris, Rome, Vienna, Zurich, Aberdeen, Algiers, Antwerp, Arnhem, Beijing, Belgrade, Bratislava, Bristol, Bucharest, Budapest, Buenos Aires, Casablanca, Cologne, Dresden, Dusseldorf, Edinburgh, Frankfurt, Hamburg, Kyiv, Leipzig, Ljubljana, Lyon, Marbella, Milan, Montevideo, Moscow, Munich, New York, Prague, Sao Paulo, Sarajevo, Seville, Shanghai, Sofia, Strasbourg, Stuttgart, Utrecht, Warsaw and Zagreb. www.cmslegal.com

The members of CMS are in association with The Levant Lawyers with offices in Beirut, Abu Dhabi, Dubai and Kuwait.

Notice: the firm does not accept service by e-mail of court proceedings, other processes or formal notices of any kind without specific prior written agreement.

Terms defined in the Indenture shall, unless otherwise defined herein, have the same meanings when used in this opinion letter.

3.	Documents Examined

For the purpose of giving this opinion we have examined the following documents:

3.1	a copy of the Supplemental Indenture and pdf copies of the executed signature pages;

3.2	a certificate of the Secretary of the English Guarantor dated 3 March 2014 attaching:

3.2.1
a copy of the Delaware law governed Fifth Amended and Restated Limited Liability Partnership Agreement of the English Guarantor dated as of 27 February 2012 (the “Partnership Agreement”), certified by the Secretary of the English Guarantor as up to date on 3 March 2014;

3.2.2
a copy of the Certificate of Incorporation of a Limited Liability Partnership dated 19 August 2009, together with a Certificate of Incorporation on Change of Name of a Limited Liability Partnership dated 8 October 2009 each in relation to the English Guarantor, certified by the Secretary of the English Guarantor as up to date on 3 March 2014;

3.2.3
a copy of the written resolutions dated 21 February 2014 adopted by the members of the English Guarantor approving, amongst other things, the execution and delivery of the Supplemental Indenture, certified by the Secretary of the English Guarantor as true, complete and up to date on 3 March 2014;

3.2.4
a copy of the signatures of the authorized signatories of the English Guarantor as at the date of execution of the Supplemental Indenture, certified by the Secretary of the English Guarantor as true and correct on 3 March 2014;

3.2.5	a copy of the certificate of “good standing” in respect of the English Guarantor issued by the Registrar of Companies at Companies House on 3 March 2014;

3.3
the results of our online search on 18 February 2014 of the public records of the English Guarantor on file and available for inspection at Companies House which we updated on the date hereof and the results of a telephone search made by us with respect to the English Guarantor at the Central Index of Winding-Up Petitions on the date hereof at 10 am (together the “Searches”).

4.	Assumptions

In considering the documents referred to above we have assumed:

4.1
the genuineness of all signatures and seals on the Supplemental Indenture and that any signature or execution pages on which any such signatures and/or seals appear physically formed part of complete and final versions of those documents at the time of signing and/or sealing;

4.2
the accuracy and completeness of all facts stated in any such documents and of all representations and warranties given by or in respect of any party to the Supplemental Indenture (except insofar as they relate to matters of law on which we expressly opine in this opinion letter);

4.3	the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us in electronic form or as photocopies or facsimile transmitted copies or other copies of originals and the authenticity and completeness of the originals from which such copies were taken;

4.4	that the English Guarantor was carrying on business in accordance with the Partnership Agreement on the date of execution of the Supplemental Indenture;

4.5	the lack of bad faith and the absence of fraud, coercion, duress or under influence on the part of any party to the Supplemental Indenture and/or its directors, employees, agents and advisers;

4.6
that the parties to the Partnership Agreement had the capacity and power to enter into the Partnership Agreement, that the Partnership Agreement was duly authorised by and duly executed and delivered by or on behalf of each of the parties to it in the form examined by us (and we have relied upon the certified copy of the Partnership Agreement referred to in Paragraph 3.2.1 above) and that the Partnership Agreement creates legal, valid, binding and enforceable obligations under the laws of Delaware by which it is expressed to be governed;

4.7
that the certificate of the Secretary of the English Guarantor referred to in Paragraph 3.2 above is correct in all respects and does not fail to disclose any matters which had they been disclosed would be material in connection with the giving of the opinions contained in this opinion letter, and there have been no changes to the matters referred to in that certificate;

4.8
that the written resolutions adopted by the members of the English Guarantor, referred to in Paragraph 3.2.3 above were duly passed in accordance with the notice, quorum, voting and other similar terms of the Partnership Agreement and that any provisions contained in any relevant law or regulation relating to the declaration of members’ interests were duly observed in relation to the resolutions referred to above and that no member of the English Guarantor acted in breach of his duty in voting on any of the resolutions or members consents;

4.9	that the Supplemental Indenture has, in fact, been delivered by or on behalf of the English Guarantor and the Supplemental Indenture is not subject to any escrow or similar arrangement;

4.10
that in entering into the Supplemental Indenture, the English Guarantor did so in good faith and for the purpose of carrying on its business and at the time that the Supplemental Indenture was entered into there were reasonable grounds for the members of the English Guarantor to believe that the transactions to which the Supplemental Indenture relates, and the execution and delivery by the English Guarantor of the Supplemental Indenture and the exercise of its rights and the performance of its obligations thereunder, would materially benefit the English Guarantor and be likely to promote its success for the benefit of its members as a whole;

4.11
that at the time the Supplemental Indenture was executed, the English Guarantor had not passed a voluntary winding-up resolution, that no petition had been presented to or order made by a court for the winding up or dissolution of the English Guarantor, that no application had been made to a court, and no order had been made by the court, for an administration order in respect of the English Guarantor, that no appointment of an administrator and no notice of an intention to appoint an administrator had been made out of court or been given or filed with the court in respect of the English Guarantor and that no receiver, trustee, administrator, provisional liquidator, administrative receiver or similar officer had been appointed in relation to the English Guarantor or any of its assets or revenues;

4.12
that the information disclosed in the Searches was correct and complete and remains correct and complete as at the date of this opinion letter.  It should be noted, however, that the Searches may not reveal whether any of the matters referred to in paragraph 4.12 above have occurred;

4.13	that none of the parties is or will be seeking to achieve any purpose not apparent from the Supplemental Indenture which might render the Supplemental Indenture illegal, void or unenforceable;

4.14	that there are no provisions of the laws of any country or jurisdiction outside England which would have any implications for the opinions we express.

Our opinion is confined to, and given on the basis of, English law as applied by the English courts at the date of this opinion letter and we have made no investigation of the laws of any country or jurisdiction other than England (and, in particular, we have not made any investigation of the laws of New York) and we do not express or imply any opinion thereon.  Furthermore we do not express any opinion on European Union law as it affects any jurisdiction other than England (and, for this purpose, we have assumed that all statutory instruments and/or regulations made in England in purported implementation of any directive have been duly made in accordance with that directive and are valid in all respects under English law).  The opinions given in this opinion letter are strictly limited to the matters stated in Paragraph 5 below and do not extend to and are not to be read as extending by implication to any other matters in connection with the Supplemental Indenture.  We express no opinion as to matters of fact.

This opinion letter and all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law as at the date of this opinion letter.

5.	Opinions

Based upon and subject to the foregoing and subject to the reservations, qualifications and observations set out in Paragraph 6 below and to any matters not disclosed to us, we are of the opinion that:

5.1	the English Guarantor is a limited liability partnership duly incorporated and registered under the laws of England;

5.2	the Supplemental Indenture has been duly executed and delivered by or on behalf of the English Guarantor; and

5.3
the English Guarantor had the corporate power to enter into and to perform its respective obligations under the Supplemental Indenture as at the date of execution of the Supplemental Indenture and as at such date had taken all necessary corporate action to authorise the execution and delivery of, and the performance by it of its obligations under the Supplemental Indenture.

6.	Qualifications

The opinions expressed in this opinion letter are subject to matters of public policy, rules of equity, the law relating to fraud, fundamental mistake and misrepresentation and all bankruptcy, insolvency, liquidation, administration, moratorium, arrangement, reorganisation and other laws relating to or affecting the rights of creditors.

This opinion letter is addressed for your benefit in connection with the Supplemental Indenture and in particular, in connection with the Offer.

Without prejudice to the preceding paragraph, Davis Polk & Wardwell LLP may rely upon this opinion as if it were addressed to them, and this opinion may be filed as an exhibit to a Current Report on Form 8-K, and incorporated by reference into the Registration Statement.

This opinion letter is given by CMS Cameron McKenna LLP which assumes liability, and is responsible, for it.  No individual owes or shall owe any duty of care to any person for this opinion letter.

Yours faithfully /s/ CMS Cameron McKenna LLP
CMS Cameron McKenna LLP